EXECUTION





                GE CAPITAL MORTGAGE SERVICES, INC.

            REMIC MULTI-CLASS PASS-THROUGH CERTIFICATES
                          SERIES 1996-17

                          TERMS AGREEMENT
                    (to Underwriting Agreement
                       dated April 24, 1995,
             between the Company and the Underwriter)


GE Capital Mortgage Services, Inc.               New York, New York
Three Executive Campus                            December 19, 1996
Cherry Hill, NJ 08002



           PaineWebber Incorporated (the "Underwriter") agrees, subject to the terms and provisions herein and of the captioned Underwriting Agreement (the "Underwriting Agreement"), to purchase the Classes of Series 1996-17 Certificates specified in
Section 2(a) hereof (the "Offered Certificates"). This Terms Agreement supplements and modifies the Underwriting Agreement solely as it relates to the purchase and sale of the Offered Certificates described below. The Series 1996-17 Certificates are registered with the Securities and Exchange Commission by means of an effective Registration Statement (No. 333-3038). Capitalized terms used and not defined herein have the meanings given them in the Underwriting Agreement.

           Section 1. The Mortgage Pools: The Series 1996-17 Certificates shall evidence the entire beneficial ownership interest in two mortgage pools ("Pool 1" and "Pool 2," respectively, and each a "Mortgage Pool") of conventional, fixed rate, fully amortizing one- to four-family residential mortgage loans (the "Mortgage Loans") having the following characteristics as of December 1, 1996 (the "Cut-off Date"):

           (a) Aggregate Principal Amount of Pool 1: $200,250,128 aggregate principal balance as of the Cut-off Date, subject to a permitted variance such that the aggregate original Certificate Principal Balance of the Offered Certificates in Pool 1 will be not less than $190,000,000 or greater than $210,000,000.

           (b)  Aggregate Principal Amount of Pool 2:
      $103,991,576 aggregate principal balance as of the Cut-off
      Date, subject to a permitted variance such that the


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      aggregate original Certificate Principal Balance of the
      Offered Certificates in Pool 2 will be not less than $99,750,000 or greater than $110,250,000.

           (c) Original Terms to Maturity: The original term to maturity of substantially all of the Mortgage Loans included in Pool 1 shall be between 20 and 30 years, and the original term to maturity of substantially all of the Mortgage Loans included in Pool 2 shall be between 10 and 15 years.

           Section 2. The Certificates: The Offered Certificates shall be issued as follows:

           (a) Classes: The Offered Certificates shall be issued with the following Class designations, interest rates and principal balances, subject in the aggregate to the variance referred to in Section 1(a):

                Principal        Interest        Class Purchase
Class            Balance           Rate         Price Percentage

Class 1-A1     $61,260,000.00     7.000%           99.492200%
Class 1-A2      25,131,000.00     7.750            99.492200
Class 1-A3      41,130,000.00      (1)             99.492200
Class 1-A4              (2)        (1)             99.492200
Class 1-A5       7,290,000.00     7.000            99.492200
Class 1-A6      16,400,000.00     7.750            99.492200
Class 1-A7      18,000,000.00     7.750            99.492200
Class 1-A8      10,525,000.00     7.750            99.492200
Class 1-A9      10,000,000.00     7.750            99.492200
Class 1-M        3,004,000.00     7.750            98.916620
Class 1-B1       3,004,000.00     7.750            97.562620
Class 1-B2       2,203,000.00     7.750            94.921930
Class R                100.00     7.750            99.492200
Class RL               100.00     7.750            99.492200
Class 2-A1      11,897,000.00     7.250            99.710900
Class 2-A2      29,793,000.00     7.250            99.710900
Class 2-A3      28,633,000.00     7.250            99.710900
Class 2-A4      22,054,000.00     7.250            99.710900
Class 2-A5       7,525,000.00     7.250            99.710900
Class 2-PO         189,411.81     0.000            66.375000
Class 2-M        1,560,000.00     7.250            98.584210
Class 2-B1         780,000.00     7.250            97.318390
Class 2-B2         624,000.00     7.250            94.882320



      (1)  Interest will accrue on the Class 1-A3 and Class 1-A4
           Certificates at the respective rates described in the Prospectus.

      (2) The Class 1-A4 Certificates shall be issued with an initial notional principal balance of $41,130,000.00.


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           (b) The Offered Certificates shall have such other
      characteristics as described in the related Prospectus.

           Section 3. Purchase Price: The Purchase Price for each Class of the Offered Certificates shall be the Class Purchase Price Percentage therefor (as set forth in Section 2(a) above) of the initial Class Certificate Principal Balance thereof plus accrued interest at the initial interest rate per annum from and including the Cut-off Date up to, but not including, December 30, 1996 (the "Closing Date").

           Section 4. Required Ratings: The Offered Certificates, other than the Class 1-A4 Certificates, the Class 2-PO Certificates, the Class 1-M and Class 2-M Certificates (together, the "Class M Certificates"), the Class 1-B1 and Class 2-B1 Certificates (together, the "Class B1 Certificates"), and the Class 1-B2 and Class 2-B2 Certificates (together, the "Class B2 Certificates"), shall have received Required Ratings of at least "AAA" from Fitch Investors Service, L.P. ("Fitch") and Standard & Poor's Rating Services, a division of The McGraw-Hill Companies, Inc. The Class 1-A4 and Class 2-PO Certificates shall have received Required Ratings of at least "AAA" from Fitch and "AAAr" from S&P. The Class M, Class B1 and Class B2 Certificates shall have received Required Ratings of at least "AA," "A" and "BBB," respectively, from Fitch.

           Section 5. Tax Treatment: One or more elections will be made to treat the assets of the Trust Fund as a REMIC.

           Section 6. Additional Expenses. The Underwriter will pay all expenses (e.g., shipping, postage and courier costs) associated with the delivery of the Prospectus to prospective investors and investors, other than the costs of delivery to the Underwriter's facilities, provided, that if courier services (other than overnight delivery services utilized in the ordinary course of business) are required to ensure that the Prospectus is delivered to investors on the day immediately preceding the Closing Date, the Company will pay such courier expenses.




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           If the foregoing is in accordance with your
understanding of our agreement, please sign and return to the undersigned a counterpart hereof, whereupon this letter and your acceptance shall represent a binding agreement between the Underwriter and the Company.

                               Very truly yours,

                               PAINEWEBBER INCORPORATED



                               By:____________________________
                                  Name:
                                  Title:


The foregoing Agreement is
hereby confirmed and accepted
as of the date hereof.

GE CAPITAL MORTGAGE SERVICES, INC.



By:____________________________
   Name:
   Title:




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